CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Intermediate Tax-Free High Yield Fund, Inc. of our report dated April 20, 2021, relating to the financial statements and financial highlights, which appears in T. Rowe Price Intermediate Tax-Free High Yield Fund, Inc.’s Annual Report on Form N-CSR for the year ended February 28, 2021. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
June 28, 2021